Exhibit 3.01

CERTIFICATE OF DESIGNATION

PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK OF

USA EQUITIES CORP.

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

USA Equities Corp., a Delaware Corporation (the “Corporation”), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution on September 1, 2019 authorizing 1,080,092 shares, par value $0.0001 of the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”) out of the Corporation’s previously authorized 10,000,000 shares of preferred stock, $0.0001 par value per share, and providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of such 1,080,092 shares of Series A Preferred Stock of the Corporation;

RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) as amended, the Series A Preferred Stock is created out of the 10,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such Series A Preferred Stock, to consist of 1,080,092 shares, $0.0001 par value per share, which shall have the following preferences, powers, designations and other special rights;

Section 1. Designation and Amount. The shares of this series shall be designated as “Series A Preferred Shares.” The number of shares constituting the Series A Preferred Shares shall be 1,080,092 and the stated value shall be $0.25 per share (the “Stated Value”). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of Series A Preferred Shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Shares.

Section 2. Rank. The Series A Preferred Shares shall rank: (i) prior to all of the Corporation’s common shares, $0.0001 per share (the “Common Stock”) and (ii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Shares of whatever subdivision (collectively, with the Common Shares, “Junior Securities”), as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The Series A Preferred Shares shall rank: (i) subordinate to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms prior to any Series A Preferred Shares of whatever subdivision (“Senior Securities”), as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The Series A Preferred Shares shall rank pari passu to any other class or series of capital stock of the Corporation hereafter created specifically ranking on a parity with the Series A Preferred Shares (“Parity Securities”), as to the distribution of assets of the Corporation on any liquidation, dissolution or winding-up of the Corporation. So long as any Series A Preferred Shares shall be outstanding, the Corporation shall not authorize or issue Senior Securities or Parity Securities without first obtaining the consent or approval of the holders of a majority of the outstanding Series A Preferred Shares.

Section 3. Dividends and Distributions.

(a) The holders of the Series A Preferred Shares shall be entitled to receive such dividends in cash or shares of capital stock as may be specifically declared by the Board of Directors from time to time.

(b)  Except as otherwise provided herein, all payments or distributions made in respect of the Series A Preferred Shares shall be distributed ratably among the holders of Series A Preferred Shares.

(c) The Corporation shall not declare, pay or set aside any distributions on any Junior Securities other than Common Stock without the vote or written consent of the holders of a majority of the then outstanding Series A Preferred Shares.

(e) So long as any Series A Preferred Shares are outstanding, no Common Stock, Parity Securities or Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case the full Stated Amount shall have been paid or set apart for payment with respect to the Series A Preferred Shares.

Section 4. Liquidation Rights.

(a) If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve, wind up or consummate any transaction which pursuant to paragraph 4(b) is deemed to be a liquidation, dissolution or winding up of the Corporation (each such event being considered a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation unless prior thereto, the holders of the Series A Preferred Shares shall have received out of the assets and funds of the Corporation available for distribution to its stockholders in respect of each outstanding Series A Preferred Share an amount equal to the Stated Amount (the “Series A Liquidation Amount”). If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the Series A Liquidation Amount and there is no other class or series of stock ranking on liquidation on a parity with the Series A Preferred Shares, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Shares shall be distributed ratably among such shares.

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(b) (i) For purposes hereof, a Company Sale (as defined below) shall be deemed to be a Liquidation Event for purposes of this Subsection 4, and all consideration payable to the stockholders of the Corporation (in the case of an acquisition or disposition as set forth in subclauses (A) and (B)), and all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale as set forth in subclauses (C) and (D)), net of all corporate taxes, fees and costs associated with such Company Sale and all costs of winding up the Corporation’s business, shall be distributed to the holders of capital stock of the Corporation in accordance with Subsection 4(a) above. A “Company Sale” means:

(A) a merger or consolidation in which

(1) the Corporation is a constituent party, or

(2) a subsidiary of the Corporation is a constituent party and either (x) the Corporation issues shares of its capital stock pursuant to such merger or consolidation, or (y) as a result of such merger or consolidation of a subsidiary, the Corporation’s ownership interest in the surviving entity is reduced; provided that neither Subsection 4(b)(i)(A)(1) nor subsection 4(c)(i)(A)(2) above shall include any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least a majority of the voting power of (xx) the surviving or resulting entity or (yy) if the surviving or resulting entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity;

(B) the disposition by holders of the Corporation’s then outstanding capital stock of at least a majority of the then outstanding equity voting power of the Corporation in a single or a series of related transactions;

(C) the sale, lease or other disposition of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions (except any such sale to a wholly-owned subsidiary of the Corporation unless such sale, lease or other disposition is followed by a subsequent disposition or transfer of at least a majority of the then outstanding equity voting power of the Corporation or such subsidiary in a single or a series of related transactions); or

(D) the disposition by exclusive license, sale, assignment or otherwise of all, substantially all or a significant portion of the intellectual property rights of the Corporation, except for non-exclusive licenses granted under such intellectual property rights in the ordinary course of business.

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(ii) The Corporation shall deliver written notice to the holders of shares of Series A Preferred Stock at least twenty (20) days prior to the effective date of a Company Sale, which notice shall contain all the material terms and conditions of such Company Sale, and any additional information concerning the terms of the Company Sale and the value of the assets of the Corporation as may reasonably be requested by the holders of Series B Preferred Stock in order to assist them in determining whether to treat such event as a Liquidation Event; provided that the requirement that such notice be delivered may be waived at any time by the holders of a majority of the then outstanding shares of Series B Preferred Stock. The Corporation shall not effect any Company Sale pursuant to Subsection 4(b)(i)(A) above unless (A) the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 4(a) and 4(b) above or (B) the holders of a majority of the then outstanding shares of Series B Preferred Stock specifically consent in writing to the allocation of such consideration in a manner different from that provided in Subsections 4(a) and 4(b) above.

(iii) In the event of a Company Sale pursuant to Subsection 4(b)(i)(C) or 4(b)(i)(D) above, if the Corporation does not effect a liquidation and dissolution of the Corporation within sixty (60) days after such Company Sale, then (A) the Corporation shall deliver a written notice to each holder of Series A Preferred Stock no later than the sixtieth (60th) day after the Company Sale advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series A Preferred Stock, and (B) if any holder of then outstanding shares of Series A Preferred Stock so requests in a written instrument delivered to the Corporation not later than the later of seventy-five (75) days after such Company Sale or thirty (30) days after receipt of such notice by the holders of Series A Preferred Stock, the Corporation shall use the consideration received by the Corporation for such Company Sale (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the later of the ninetieth (90th) day after such Company Sale or fifteen (15) days after receipt of such request (the “Liquidation Redemption Date”), all shares of Series A Preferred Stock held by the requesting Holders at a price per share equal to the Series A Liquidation Amount. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all shares of Series A Preferred Stock to be redeemed, the Corporation shall redeem a pro rata portion of each demanding holder's shares of Series A Preferred Stock. The following provisions shall apply to the redemption of the Series A Preferred Stock pursuant to this Subsection 4(b)(iii):

(A) From and after the Liquidation Redemption Date, unless there shall be a default in payment of the Series A Liquidation Amount, all rights of each holder with respect to shares of Series A Preferred Stock to be redeemed on the Liquidation Redemption Date shall cease (except the right to receive the Series A Liquidation Amount without interest upon surrender of the certificate or certificates therefor), and such shares shall not be deemed to be outstanding for any purpose whatsoever.

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(B) Prior to the distribution or redemption provided for in this Subsection (b)(iii), the Corporation shall not expend or dissipate the consideration received for such Company Sale, except to discharge all corporate taxes, fees, costs and expenses incurred in connection with such Company Sale or winding up of the Corporation’s business.

(iv) The amount deemed paid or distributed to the demanding holders of Series A Preferred Stock upon any such Company Sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or by the acquiring person, firm or other entity. The value of such property, rights or other securities (“Property Valuations”) shall be determined on the basis of a valuation of the Corporation as a going concern, without attributing any discount for lack of liquidity or lack of control and shall be agreed upon by the Corporation and the holders of a majority of the shares of Series A Preferred Stock to be redeemed or, if no such agreement is reached, by a mutually acceptable third-party appraiser. Whenever a determination with respect to a Property Valuation or the Net Proceeds is made the Corporation shall provide prompt notice of the determination of such valuation, and all underlying assumptions and calculations, to all holders of Series B Preferred Stock.

Section 5. Voting Rights.

(a) In addition to the voting rights provided by the Delaware General Corporation Law (“DGCL" to the holders of the Series A Preferred Shares as a class, if any, the holders of the Series A Preferred Shares shall have the voting rights set forth in this Section 5. To the extent that under the DGCL the vote of the holders of the Series A Preferred Shares, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Shares shall constitute the approval of such action by the class. Except as otherwise required by law or as provided herein, in all cases where a vote of the holders of the Common Stock is to be taken, the Series A Preferred Shares shall vote together with the Common Stock, as a single class, at any annual or special meeting of stockholders of the Corporation, or shall act by written consent together with the Common Stock, in each case, upon the following basis: each Series A Preferred Share shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible on the record date for such meeting or the record date or effective date, as the case may be, for such written consent. Holders of the Series A Preferred Shares shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation’s bylaws and the DGCL.

(b) (i) So long as any Series A Preferred Shares are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding Series A Preferred Shares:

1.	alter or change the rights, preferences or privileges of the Series A Preferred Shares;

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2.	authorize or issue shares of any class or series of stock having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred Shares;

3.	increase or decrease the authorized number of Series A Preferred Shares;

4.	authorize or issue any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having options or rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred Shares;

6.	reclassify any shares of capital stock of this Corporation into shares having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred Shares;

7.	apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries (as defined in Section 425 of the Internal Revenue Code of 1986 (the “Tax Code”)) or otherwise, of any shares of any class or series of Common Stock; or

8.	amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred Shares;

(ii) The holders of at least a majority of the then outstanding shares of Series A Preferred Stock may elect at any time to allow the Corporation to alter or change the rights, preferences or privileges of the Series A Preferred Stock listed in Section 5(b)(i) above;

(iii) If holders of at least a majority of the then outstanding Series A Preferred Shares agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series A Preferred Shares, pursuant to Section 5(b)(ii) above, so as to affect the Series A Preferred Shares, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Shares that did not agree to such alteration or change (the “Dissenting Holders”), and the Dissenting Holders shall have the right for a period of thirty (30) days to convert their shares into Common Stock pursuant to the terms of this Certificate of Amendment as such right existed prior to such alteration or change or continue to hold their shares of Series A Preferred Shares.

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Section 6. Conversion.

(a) Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time or from time to time, into that number of shares of Common Stock equal to the Stated Amount as of the date of conversion divided by the Conversion Price. “Conversion Price” means, with respect to each share of Series A Preferred Stock, $0.05 (five cents), as adjusted pursuant to the terms hereof. A holder may elect to convert any portion of his Series A Preferred Shares into shares of Common Stock by giving written notice thereof to the Corporation, which notice shall include the name or names in which the certificate or certificates representing the shares of Common Stock are to be issued, and surrendering for such purpose to the Corporation, at its principal office or any other location where the Corporation shall maintain a transfer agent for such stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. At the time of such conversion, the Persons in whose names the certificates representing the shares of Common Stock are to be issued upon such conversion shall be deemed to be the holders of record of such shares of Common Stock, notwithstanding that the stock register of the Corporation shall then be closed or that the certificates representing such shares of Common Stock shall not then be actually delivered to such Persons.

(b) (i) In the case of automatic conversion pursuant to clause (c) the Corporation shall give not less than ten (10) days prior written notice of such conversion to each holder, which notice shall include the expected date of such automatic conversion, and each holder shall surrender to the Corporation at least three (3) days prior to such date all certificates representing such holder’s shares of Series A Preferred Stock, duly endorsed in blank or accompanied by proper instruments of transfer. Upon an automatic conversion of the Series A Preferred Stock pursuant to clauses (b) or (c), the Company shall (a) provide written notice of the automatic conversion to all holders of record of Series A Preferred Stock and (b) provide irrevocable instructions to such effect to the transfer agent or agents for such stock, and shall have set aside all shares of the Company’s Common Stock necessary for such conversion. From the date of such notice and setting aside the Common Shares, notwithstanding that any certificate for shares of Series A Preferred Stock so converted shall not have been surrendered for cancellation, the shares of Series A Preferred Stock represented thereby shall no longer be deemed outstanding and the holder of such certificate or certificates shall have with respect to such shares of Series A Preferred Stock no rights in or with respect to the Company except the right to receive the Common Shares issued as a result of the conversion. After the date designated for automatic conversion, such shares of Series A Preferred Stock shall not be transferable on the books of the Company.

(iii) Not later than three (3) Business Days after the conversion of any Series A Preferred Stock, the Corporation will deliver to each holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock until Series A Preferred Stock certificates are either delivered for conversion to the Corporation, or the holder of such Series A Preferred Stock notifies the Corporation that such certificates have been lost, stolen or destroyed. Until surrendered as contemplated by this Section, each Series A Preferred Stock certificate shall be deemed, after the effective date of the automatic conversion, to represent only the right to receive upon such surrender the number of shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock.

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(c) (i) (A) If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for below) then, concurrently with the effectiveness of such reorganization or recapitalization, the securities issuable upon conversion of the Series A Preferred Stock shall be adjusted such that the Series A Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise be entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of such class or classes that would have been issued to the Holders had they converted all their shares of Series A Preferred Stock immediately prior to such change and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article with respect to the rights of the holders of the Series A Preferred Stock. The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Corporation will not effect any such reorganization or reclassification unless prior to the consummation thereof, the corporation that may be required to deliver stock upon the conversion of the Series A Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of the Series A Preferred Stock.

(B) If the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distributions payable in securities of the Corporation other than shares of Common Stock and as otherwise adjusted in this Article, then and in such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of securities of the Corporation that they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred.

(ii) If the Corporation shall merge, consolidate or otherwise combine with or into another entity and, upon consummation thereof, the holders of the voting capital stock of the Corporation before the transaction shall own more than fifty (50%) percent of the voting capital stock of the surviving Person or the transaction shall have been approved by the holders of a majority of the Series A Preferred Stock outstanding prior to the consummation thereof, unless otherwise provided specifically in the agreement or plan of merger or consolidation, the Series A Preferred Stock shall automatically become convertible into the same kind and number of shares of stock and other securities, cash or property (and upon the same terms and with the same rights) as would have been received by a holder of the number of shares of Common Stock into which such Series A Preferred Stock could have been converted immediately prior to such merger, consolidation or business combination, without change to the Conversion Price. Notwithstanding anything herein to the contrary, the Corporation will not effect any such merger, consolidation unless prior to consummation thereof, the Person that may be required to deliver stock, securities or other assets upon the conversion of the Series A Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of the Series B Preferred Stock.

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(iii) In case the Corporation at any time or from time to time after the date hereof shall (i) declare or pay any dividend on the Common Stock payable in Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case, the Conversion Price shall be adjusted to that price determined by multiplying the Conversion Price in effect by a fraction (x) the numerator of which shall be the number of issued and outstanding shares of Common Stock immediately before such dividend, distribution, subdivision, combination or reclassification and (y) the denominator of which shall be the total number of issued and outstanding shares of Common Stock immediately after such dividend, distribution, subdivision or reclassification.

(iv) If the amount of any adjustment of the Conversion Price per share required pursuant to the immediately preceding Section (iii) would be less than $0.01, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate a change in the Conversion Price of at least $0.01 per share. All calculations shall be made to the nearest one-hundredth (1/100) of a dollar or to the nearest one-hundredth of a share, as the case may be.

(v) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution (which results in an adjustment to the Conversion Price) and shall, thereafter, and before such dividend or distribution is paid or delivered to shareholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then any adjustment made to the Conversion Price and number of shares of Common Stock issuable upon conversion of Series A Preferred Stock by reason of the taking of such record shall be reversed, and any subsequent adjustments, based thereon, shall be recomputed.

(d) If (A) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock of the Corporation or any Change of Control Transaction, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series B Preferred Stock, and shall cause to be mailed to the holders thereof at their last addresses as they shall appear upon the stock books of the Corporation, at least thirty (30) calendar days prior to the applicable record or effective date, a notice (a “Conversion Notice”) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. In addition to any optional right of the holders to convert their shares of Series A Preferred Stock, the holders are entitled to convert shares of Series A Preferred Stock during the thirty-day (30) period commencing on the date of such Conversion Notice to the effective date of the event triggering such Conversion Notice.

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(e) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series A Preferred Stock, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of the Series A Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall be, upon issue, duly and validly authorized, issued and fully paid and nonassessable.

(f) Upon a conversion hereunder, the Corporation shall not be required to issue fractional shares of Common Stock or scrip representing fractional shares of Common Stock. In lieu thereof, the Corporation may, if otherwise permitted, make cash payment in respect of any fractional share based on the Fair Market Value at such time. No cash payment of less than $1.00 shall be required to be given unless specifically requested by the holder. If the Corporation elects not, or is unable, to make such a cash payment, the holder of a share of Series A Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(g) The issuance of certificates for shares of Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(h) Shares of Series A Preferred Stock converted into Common Stock shall be canceled. The Corporation may not reissue any shares of Series A Preferred Stock.

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(i) Any and all notices or other communications or deliveries to be provided by the holders of the Series A Preferred Stock hereunder, shall be in writing and delivered personally, by facsimile, by electronic mail or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Corporation at the facsimile telephone number, electronic mail address or postal address of the principal place of business of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by electronic mail or sent by a nationally recognized overnight courier service, addressed to each holder of Series A Preferred Stock at the facsimile telephone number, electronic mail address or postal address of such holder appearing on the books of the Corporation, or if no such facsimile telephone number, electronic mail address or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile telephone number or via confirmed (by acceptable protocol) electronic mail at the electronic mail address, each as specified in this Section prior to 8:00 p.m. (Eastern Standard Time), (ii) the date after the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile telephone number or via confirmed (by acceptable protocol) electronic mail at the electronic mail address, each as specified in this Section later than 8:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(j) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

Section 6. Redemption. The Series A Preferred Stock is not redeemable without the consent of the holder of the shares to be redeemed.

Section 7. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a single class.

Section 9. Definitions.

“Additional Shares of Common Stock” shall mean all shares (including treasury shares) of Common Stock issued or sold by the Corporation after the date hereof, whether or not subsequently reacquired or retired by the Corporation.

“Business Day” means any day except Saturday, Sunday and any day that shall be a federal legal holiday or a day on which banking institutions in the Commonwealth of Puerto Rico are authorized or required by law or other governmental action to close.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Fair Market Value” means with respect to the Common Stock, for any date, the average of the daily Closing Price per share of Common Stock for the ten (10) consecutive trading days ending on the fifth (5th) day prior to such date. If on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted on the NASDAQ National Market or SmallCap Market (collectively, “NASDAQ”), the OTC Market or a similar system, the Fair Market Value for such shares shall be (a) the Fair Market Value of such shares on such date as determined in good faith by sixty percent (60%) of the members of the Board, or (b) if such percentage of the members of the Board is unable to agree, the value as determined by an independent investment bank of nationally recognized stature selected by the Board. For purposes of this definition, “Closing Price” shall mean (a) the last reported sale price or, if not available on such day, the average of the closing bid and asked prices, in either case as reported on the principal national securities exchange on which the Common Stock is listed or admitted for trading, or (b) if the Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, if not available on such day, the average of the highest reported bid and the lowest reported asked quotations for the Common Stock as reported on NASDAQ, OTC Market or a similar system

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Corporation by a duly authorized officer as of the 1stday of September, 2019.

USA EQUITIES CORP.

By:
Name:	Troy Grogan
Title:	President

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